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                                                                      EXHIBIT 12


                       RATIO OF EARNINGS TO FIXED CHARGES

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                                                March 31,         For the Years Ended December 31,
                                                --------   ---------------------------------------------
                                                  1999     1998       1997      1996    1995      1994
                                                 ------   -------   -------   -------  -------   ------
(In Thousands)
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
Earnings (loss) from continuing operations
 before income taxes and extraordinary items    $13,678  $ 16,712  $ 38,906  $ 29,019 $ 24,928  $25,233
Fixed interest charges .......................   39,239   153,930   117,048    77,637   67,087   42,491
                                                 ------   -------   -------    ------   ------   ------
Earnings (loss):
Including fixed interest charges .............   52,917   170,642   155,954   106,656   92,015   67,724
Excluding interest expense on deposits .......   36,326   103,928    87,723    52,010   45,369   36,078
Fixed interest charges excluding interest
  expense on deposits ........................   22,648    87,216    48,817    22,991   20,441   10,845
Ratios:
Earnings including fixed interest charges
 to fixed interest charges ...................     1.35      1.11      1.33      1.37     1.37     1.59
Earnings to fixed interest excluding
 interest on deposits ........................     1.60      1.19      1.80      2.26     2.22     3.33
Dollar deficiency of earnings to fixed
 interest charges  ..........................   $  0.00  $   0.00  $   0.00  $   0.00  $  0.00  $  0.00
                                                 ======   =======   =======   =======   ======   ======
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